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

[Logo]                   RWE Acquisition Update #13

January 7, 2002

This is an update on the RWE/Thames transaction for American Water Associates. Frequent updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes.

Frequently Asked Questions

As the transition planning moves forward, has RWE or Thames made any decisions to change the American Water organization?

No matter if this transaction were taking place or not, there will always be changes in the works. Like all companies, American Water will continue to make modifications to the organization so we can evolve, adapt and take advantage of economies of scale and best business practices. This is the only way we can continue to achieve the highest quality, cost-effective service to customers. When the transaction is complete, the American Water team will be responsible for a much larger group of customers in North, Central and South America. That means that additional organization changes are inevitable to put us in the best position to support our customers and grow the business.


How might future changes impact American Water Works subsidiaries?

In New Jersey, and only in New Jersey, Thames and American Water currently have separate regulated operating companies -- New Jersey-American Water and Elizabethtown Water. Over the next few months, the transition team will be studying the two organizations. If the team concludes that combining them makes sense and the decision is made to take that step, it is likely that some loss of jobs in those utilities would result. At the same time, there will be an analysis of opportunities in other areas of our organization to minimize job losses.


Continued . . .

Acquisition Update  -2-


These changes will not happen until the transaction has received all regulatory approvals and a closing has taken place. Apart from this unique situation, there are no plans for any other workforce reductions and all collective bargaining contracts will be honored. In fact, since a primary objective of the transaction is to grow the RWE water business in the Americas, it is likely that, in the aggregate, more Associates will be needed, not fewer.


We've heard the proposed transaction will offer Associates more career opportunities. What do those opportunities look like?

The association with Thames offers the potential for international assignments and new challenges that would not have been possible otherwise. This will come about, in large part, through Thames Water's global resourcing program that is designed to overlay worldwide staffing requirements against one- and three-year business plans -- offering new possibilities where skill sets and job requirements match.

American Water Associates will also have access to a broader spectrum of training and development opportunities as a result of the merger. Like American Water, Thames has a long history of equipping its employees with the skills and tools to deliver high performance. RWE and Thames invest substantially in training and development in all levels of management. Thames spends approximately $6 million a year on training alone.


In addition to these new career opportunities, does the transaction offer Associates any other benefits?

There is a very tangible benefit. As American Water Works shareholders, Associates will benefit from the acquisition share price of $46.



Continued . . .

Acquisition Update  -3-


Are benefits plans and policies changing?

The acquisition agreement ensures that benefits plans for non-bargaining unit Associates will be maintained as they currently are for 12 months following the close of the transaction. For six months after that point, benefits changes may be made but, on the whole, those changes will not cause benefits to be any less favorable than before the transaction closed. Benefits for Associates represented by collective bargaining agreements will be dictated by the agreements currently in place, and may only be changed through the collective bargaining process.

But a few changes are being made. As you know, Associates can no longer invest ESOP dividends in the dividend reinvestment and stock purchase plan. This plan was suspended effective September 17, the first business day after the acquisition agreement was reached. You can still contribute to your ESOP account and the Company will continue to match your contributions until the transaction is complete. Once the deal is closed, American Water stock will no longer be traded and the ESOP program, as it is known today, will end.

Another change will take place in the 401(k) plan. Until the transaction closes, American Water Works Company, Inc. stock will continue to be one of the plan's investment options. Dividends will continue to be reinvested within the plan, although the stock purchased with those dividends will not be purchased at a discount. But once the deal is closed, Associates will not have American Water Works stock as an investment option because the company will no longer issue common stock. Your American Water Works shares will be exchanged for $46 per share and you will be able to move the value of your stock account into any of the other funds in the 401(k) Plan.


Is the transaction considered closed after the shareholder vote is taken on January 17?

No. The transaction will be closed when regulatory approvals have been received. We remain confident that this will take place within the next 12 to 18 months.


Continued . . .

Acquisition Update  -4-


What is the Thames philosophy on management at the state or regional level?

Thames is an equal opportunity employer, fully complying with all applicable laws regarding equal employment opportunity. Beyond that, Thames has a solid track record in relying on experienced country nationals to run the businesses in their countries. For example, in the U.S. at the five major Thames operations (E'town Corp., Leopold, Ashbrook, Thames Water North America and Puerto Rico Superacquaduct), all of the corporate presidents are U.S. nationals. In Chile, the operations are run by a Chilean national and in Thailand, a native Thai oversees the plants.


What will happen to the pension payments that retirees receive once the Company has been acquired by RWE?

Retirees who currently receive payments under the "Pension Plan of American Water Works Company, Inc. and Its Designated Subsidiaries," will continue to receive pension payments. These benefits cannot be forfeited, reduced or eliminated. In other words, nothing changes.


I know someone who no longer works for the American Water System but is entitled to receive a pension from the Company pension plan at some later date. Will he still receive his pension once the transaction is complete?

For those people vested under the American Water Works pension plan or a pension plan under its designated subsidiaries, their right to receive the accrued benefit in the future cannot be forfeited. This means they will continue to receive this benefit.


Will retiree medical benefits be affected by the acquisition?

No. In recognition of the contributions by those who built American Water Works into the industry leader it is today, the agreement will provide current retirees with medical and life insurance benefits at the same level that exists at the close of the transaction.

                                *   *   *

         Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.